UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2007

ANNTAYLOR STORES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10738	13-3499319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Times Square

New York, New York 10036

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

(212) 541-3300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 10, 2007, AnnTaylor Stores Corporation (the “Company”) announced that James Smith will resign as Executive Vice President and Chief Financial Officer of the Company, effective the earlier of his successor being named or September 28, 2007. A copy of the press release announcing the resignation is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

(e) In connection with Mr. Smith’s resignation, the Company and Mr. Smith entered into a letter agreement (the “Agreement”) dated August 16, 2007. Under the Agreement, Mr. Smith will receive Severance Pay equal to fifteen months at his annual base salary rate in effect at the time of termination of his employment. He will have the right to exercise vested options for a period of up to twelve months from the Separation Date. Mr. Smith will continue to receive health benefits during the period he is receiving Severance Pay. In addition, Mr. Smith is subject to non-solicitation and confidentiality obligations under the Agreement. The Agreement also includes a release of claims by Mr. Smith against the Company. A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement between AnnTaylor, Inc. and James Smith, dated as of August 16, 2007.

99.1	Press Release issued by AnnTaylor Stores Corporation on August 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNTAYLOR STORES CORPORATION

	By:	/s/ Barbara K. Eisenberg
Barbara K. Eisenberg
Date: August 16, 2007		Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement between AnnTaylor, Inc. and James Smith, dated as of August 16, 2007.

99.1	Press Release issued by AnnTaylor Stores Corporation on August 10, 2007.